UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8‑A/A

 AMENDMENT NO. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

CLECO CORPORATION

(Exact name of registrant as specified in its charter)

Louisiana	72-1445282
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

2030 Donahue Ferry Road
Pineville, Louisiana	71360-5226
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Rights to Purchase Preferred Stock	New York Stock Exchange, Inc.

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  *

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  *

Securities Act registration statement file number to which this form relates:  Not applicable

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Class)

Item 1.            Description of Registrant's Securities to be Registered.

            Reference is made to the Registration Statement on Form 8-A filed on August 8, 2000 with the Securities and Exchange Commission ("SEC") by Cleco Corporation, a Louisiana corporation (the "Company"), relating to the rights to purchase preferred stock distributed to the stockholders of the Company in connection with the Rights Agreement, dated as of July 28, 2000 (the "Rights Agreement") between the Company and Computershare Trust Company, N.A. (formerly named Equiserve Trust Company) (the "Rights Agent").  Capitalized terms used and not otherwise defined herein shall have the meaning assigned to such terms in the Rights Agreement.

            Effective as of February 28, 2006, the Company and the Rights Agent executed the First Amendment to the Rights Agreement (the "Amendment").  The Amendment amended the Rights Agreement to delete provisions in the Rights Agreement relating to the rights to purchase one Fractional Share of Series A Participating Preferred Stock of the Company (the "Rights") to the effect that for certain actions requiring approval of the Company's Board of Directors, approval by the Board must be with the concurrence of a majority of the Continuing Directors then in office.  As a result of the Amendment, in order for the Rights to be redeemed after a Person becomes an Acquiring Person, certain additional limitations will apply in lieu of the requirement for concurrence of Continuing Directors.  An Acquiring Person is a Person or group that has acquired or obtained the right to acquire beneficial ownership of 15% or more of the outstanding shares of the Company's common stock.  Prior to the Amendment, a Continuing Director was generally defined as a member of the Company's Board of Directors who becomes a member of the Board prior to the time a Person becomes an Acquiring Person or whose nomination or election to the Board is recommended or approved by a majority of the then Continuing Directors, and is neither an officer or employee of the Company nor an Acquiring Person or a Person with specified relationships with an Acquiring Person.

            The foregoing summary description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment.

Item 2.            Exhibits.

4.1       Rights Agreement, dated as of July 28, 2000 between Cleco Corporation and Equiserve Trust Company, as Rights Agent, which includes as Exhibit A the form of Rights Certificate and as Exhibit B the Summary of Rights to Purchase Common Stock. (Incorporated by reference to Exhibit 1 to the Company's Current Report on Form 8-K dated July 28, 2000 and filed with the SEC on July 28, 2000.)  Pursuant to the Rights Agreement, Rights Certificates will not be mailed until after the Distribution Date (as defined in the Rights Agreement).

4.2       First Amendment to Rights Agreement, effective as of February 28, 2006, between Cleco Corporation and Computershare Trust Company, N.A. (formerly named Equiserve Trust Company), as Rights Agent.  (Incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K dated February 28, 2006 and filed with the SEC on March 2, 2006.)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

CLECO CORPORATION
Date: March 22, 2006	By: /s/ R. Russell Davis
R. Russell Davis
Vice President and Chief Accounting Officer

EXHIBIT INDEX

Exhibit Number	Exhibit Description
4.1

Rights Agreement, dated as of July 28, 2000 between Cleco Corporation and Equiserve Trust Company, as Rights Agent, which includes as Exhibit A the form of Rights Certificate and as Exhibit B the Summary of Rights to Purchase Common Stock. (Incorporated by reference to Exhibit 1 to the Company's Current Report on Form 8-K dated July 28, 2000 and filed with the SEC on July 28, 2000.)  Pursuant to the Rights Agreement, Rights Certificates will not be mailed until after the Distribution Date (as defined in the Rights Agreement).

4.2

First Amendment to Rights Agreement, effective as of February 28, 2006, between Cleco Corporation and Computershare Trust Company, N.A. (formerly named Equiserve Trust Company), as Rights Agent.  (Incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K dated February 28, 2006 and filed with the SEC on March 2, 2006.)